Exhibit 2.12

                             ARTICLES OF CORRECTION


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Indiana Secretary of State                               Monday, June 22, 1998
Division of Corporation/
Limited Liability Company
302 West Washington Street
Indpls., In. 46204


APPROVED AND FILED JUNE 24, 1998

Dear Sirs:

        On or about March 26, 1998, ARTICLES OF ORGANIZATION were filed with the Indiana Secretary of State regarding the formation of a Limited Liability Company by the name of BrowseSafe, LLC. Attached is a copy of those Articles of Organization.

        This document is provided to change an incorrect statement that was contained in those Articles of Organization. Those Articles of Organization incorrectly stated that the initial manager of the company was Kirkbride Bible Company, and the corrected statement is that the initial manager, pursuant to the Operating Agreement, is Mark W. Smith.

        Please make this correction or attach this document to the Articles of Organization to state the correct manager of BrowseSafe, LLC.

        The company has included the $30.00 filing fee for these Articles of Correction. An additional amount is included for the fee required for returning a certified copy of these documents to BrowseSafe, at 335 West 9th Street, Ste. 100, Indianapolis, Indiana 46202. Thank you.

Sincerely,

/s/ Jerry L. Craig

Jerry L. Craig